Exhibit 99.2

G&K Services Announces 19 Percent Increase to Quarterly Dividend and Expanded Share Repurchase Authorization

G&K’s Tenth Consecutive Year with a Dividend Increase
MINNEAPOLIS, MN, August 13, 2015 - G&K Services, Inc. (NASDAQ: GK) announced today that its Board of Directors approved a 19 percent increase to its quarterly dividend and a $100 million expansion of its share repurchase authorization, reaffirming the company’s commitment to return cash to shareholders.
“G&K’s strong operating performance continues to generate significant cash flow,” said Douglas A. Milroy, Chairman and Chief Executive Officer. “That cash flow gives us the financial strength to continue to invest in our business, while also increasing the capital we return to shareholders.”
The company declared a 19 percent increase to the quarterly dividend, to $0.37 per share. The dividend will be payable on September 25, 2015 to shareholders of record at the close of business on September 10, 2015. This marks G&K’s tenth consecutive year with a dividend increase, during which time the company’s quarterly dividend has increased more than twentyfold, from $0.0175 per share to $0.37 per share.
With the increase announced today, remaining capacity under the company’s share repurchase authorization is approximately $130 million. The timing and volume of repurchases will be at the discretion of management and may be made on the open market or in privately negotiated transactions.
About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has 7,800 employees serving approximately 170,000 customer locations from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.

CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952.912.5773
Director, Investor Relations
Jeff.Huebschen@gkservices.com